Exhibit 99.1

ARIAD Reports Third Quarter 2013 Financial Results and Announces Significant Expense Reduction

$16.7 Million of Iclusig® Third-Quarter Net Sales

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 12, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter of 2013, including revenue from Iclusig® (ponatinib). The Company also announced actions it is taking to reduce cash used in operations over the next two years and to better align its resources to areas of narrowed strategic focus. The plan includes a previously disclosed reduction of approximately 40 percent of the Company’s U.S. workforce.

“Following recent corporate developments, we have taken swift action to significantly reduce operating expenses and extend our cash runway,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Additionally, we have refocused and reprioritized our investments around near-term, shareholder-value creating activities. Taken together, we have extended our cash runway to mid-2015, while supporting the ongoing European commercialization of Iclusig, further development of Iclusig in patients with refractory Philadelphia-chromosome positive (Ph+) leukemias, advancement of AP26113 into a pivotal trial, and designation of our next clinical development candidate.”

2013 Third Quarter Financial Results

Product Revenues

Net sales of Iclusig were $16.7 million for the quarter ended September 30, 2013.

We currently use the sell-through method of accounting for recognition of product revenues. As of September 30, 2013, we had deferred revenue of $4.9 million in the U.S., representing Iclusig inventory at specialty pharmacies and specialty distributors, which had not yet shipped to the end customer.

In addition, in the quarter ended September 30, 2013, we shipped $2.9 million of Iclusig to patients in France through Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use. Shipments under the French ATU will be recorded as revenue when the list price in France is determined, which we anticipate will now occur in the first quarter of 2014.

Net Loss

Net loss for the quarter ended September 30, 2013 was $66.3 million, or $0.36 per share, compared to net loss of $53.2 million, or $0.32 per share, for the same period in 2012.

Research and development expenses increased by $6.3 million from the third quarter of 2012 to the third quarter of 2013, predominantly reflecting costs to support clinical development activities for Iclusig and AP26113.

Selling, general and administrative expenses increased by $22.9 million from the third quarter of 2012 to the third quarter of 2013, reflecting investment in the commercial launch of Iclusig in the U.S. and Europe, and related activities.

Cash Position

As of September 30, 2013, cash, cash equivalents and marketable securities totaled $294.4 million, compared to $351.9 million at June 30, 2013.

Updated Financial Guidance

Taking into account our previously announced U.S. workforce reduction and other actions we are taking to reduce operating expenses, we now anticipate cash used in operations in 2013 of $240 million to $245 million, compared to our previous range of $245 million to $255 million. We expect research and development expenses of $175 million to $180 million and selling, general and administrative expenses of $150 million to $155 million for 2013. We now expect cash, cash equivalents and marketable securities at December 31, 2013 in the range of $215 million to $220 million.

Our revised operating plan reflects our goal of reducing operating expenses and extending our cash runway while prioritizing the Company’s resources and investments to focus on shareholder-value creation. Based on our revised operating plan, we expect significant reductions in operating expenses in all major departments, including reductions in costs related to:

  Marketing and commercial distribution of Iclusig in the U.S. so long as such activities remain suspended,
  Development and manufacturing activities for Iclusig (specifically reductions related to discontinuation of the EPIC trial and certain other trials) and AP26113,
  Discovery research, and
  General and administrative activities due to the reduction in overall business activities.

Based on our revised operating plan, we expect to realize a decrease in cash used in operations, comparing 2014 to 2013, of approximately 35 percent, inclusive of personnel-related restructuring charges of approximately $5 million, which we expect to record in the fourth quarter of 2013. With this revised plan, we expect that our current cash, cash equivalents and marketable securities will be sufficient to fund operations to mid-2015. This revised operating plan does not assume any U.S. sales of Iclusig, partnering, licensing, or capital-raising activities. At the same time, this plan does not account for the possibility that Iclusig sales may resume in the U.S. prior to mid-2015.

Strategic Areas of Focus

We have prioritized the Company’s resources and investments to focus on shareholder-value creation in the following areas:

  Re-start of marketing and commercial distribution of Iclusig in the U.S. through revision of the U.S. prescribing information and implementation of a risk mitigation strategy.
  Commercialization of Iclusig in 15 European countries, based on staged achievement of pricing and reimbursement approvals in each country.
  Focused clinical development of Iclusig in patients with refractory Ph+ leukemias, gastrointestinal stromal tumors, and certain other cancers.
  Advancement of AP26113 to a pivotal Phase 2 trial in ALK+ non-small cell lung cancer patients who are resistant to crizotinib. This trial is expected to begin in the first quarter of 2014 upon confirmation of the safety and efficacy profile of the selected dose of AP26113 in the ongoing Phase 1/2 trial.
  Important clinical data presentations on Iclusig and AP26113 at major medical meetings, including the American Society of Hematology in December 2013 and the American Society of Clinical Oncology in June 2014.
  Nomination of a potential best-in-class development candidate in the second half of 2014 by virtue of focusing our core drug-discovery expertise.

Upcoming Medical Meetings

  55th Annual Meeting of the American Society of Hematology (ASH), New Orleans, December 7 to 10, 2013.

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our third quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 877-703-6108 (domestic) or 857-244-7307 (international) five minutes prior to the start time and providing the pass code 41631121. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements providing updates on ARIAD’s financial guidance for 2013 and 2014, updates on our operating plan and areas of strategic focus going forward, and updates on our anticipated cash runway in light of our operational changes. All such forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to the following: we may not achieve a resumption of marketing and commercialization of Iclusig in the United States; the revised prescribing information for Iclusig ultimately approved by the U.S. FDA or the risk mitigation programs we are required to implement may result in Iclusig’s no longer being commercially viable in the United States; commercialization of Iclusig in Europe could be adversely affected by recent safety issues concerning Iclusig, resulting in either withdrawal of marketing approvals in one or more countries or the imposition of pricing and reimbursement limits that adversely affect Iclusig’s commercial potential or viability in those jurisdictions; our refocused operating plan activities may not achieve the shareholder-value creation we desire; we may fail to advance AP26113 to a pivotal Phase 2 clinical trial in ALK+ non-small cell lung cancer in the time-frame we currently anticipate or at all; we may encounter delays or insurmountable challenges in our efforts to nominate a new development candidate based on our research and development efforts; we will continue to experience competition from alternative therapies; we may not succeed in obtaining approval for Iclusig outside of the United States and Europe and in additional indications; we continue to rely on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig, which may fail to perform as we require; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities may exceed those that we estimate; the conduct and results of preclinical and clinical studies of our product candidates may pose challenges for the ongoing development of our product candidates; we may experience difficulties or delays in obtaining regulatory approvals to market products; we may experience difficulties in raising additional capital to pursue our operating plans, which could materially adversely affect our ability to continue as an enterprise; our intellectual property may not provide the protection we require, and we may be subject to third-party intellectual property claims; we may fail to comply with extensive regulatory requirements; serious adverse events in patients being treated with Iclusig in clinical trials or in the commercial setting could continue to adversely affect the commercial potential or viability of Iclusig as a drug; we may experience safety issues with AP26113 or other product candidates that render such potential products of limited value; as well as risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2013		2012	2013		2012
Revenue:
Product revenue, net	$16,658	$	---	$36,956	$	---
Other revenue	74		85	252		484
Total revenue	16,732		85	37,208		484
Operating expenses:
Cost of product revenue	415		---	913		---
Research and development	45,145		38,822	127,076		107,021
Selling, general and administrative	37,395		14,482	108,977		37,994
Total operating expenses	82,955		53,304	236,966		145,015
Other income (expense), net	(6)		6	18		(15,888)
Provision for income taxes	110		---	255		--
Net loss	$(66,339)		$(53,213)	$(199,995)		$(160,419)
Net loss per common share:
-- basic and diluted	$(0.36)		$(0.32)	$(1.09)		$(0.98)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	185,238		166,296	182,859		164,378

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
In thousands	September 30, 2013	December 31, 2012

Cash, cash equivalents and marketable securities	$294,443	$164,414
Total assets	$406,814	$180,193
Total liabilities	$152,993	$67,342
Stockholders’ equity	$253,821	$112,851

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
In thousands	Nine Months Ended September 30,
	2013	2012

Net cash used in operating activities	$(170,313)	$(112,590)
Net cash provided by (used in) investing activities	23,243	(69,024)
Net cash provided by financing activities	312,157	16,977
Effect of exchange rates on cash	(30)	---

Net increase (decrease) in cash and cash equivalents	$165,057	$(164,637)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com